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                                                                  Exhibit 99.77D

                     ATTACHMENT FOR CURRENT FILING OF N-SAR

                                  SUB-ITEM 77D
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR

                           SUB-ITEM 77D(a) and 77Q1(b)

       Change in Investment Policy for the Strategic Bond Trust Regarding
                      Investing in Asset Backed Securities

WHEREAS, the Strategic Bond Trust is currently permitted to invest in asset backed securities rated, at the time of purchase, AA or better by S&P or Aa or better by Moody's or that Salomon Brothers Asset Management Inc ("SBAM") believes are of comparable quality;

WHEREAS, SBAM desires to change this restriction so that the Strategic Bond Trust may invest in asset backed securities that are rated BBB or better by S&P or Baa or better by Moody's or that SBAM believes are of comparable quality;

RESOLVED, the restriction regarding the ratings of asset backed securities set forth above is hereby amended as described above.
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR

                          SUB-ITEM 77D (g) and 77Q1(b)

              Approval of Changes to the Investment Policies of the
                          International Small Cap Trust

WHEREAS, the International Small Cap Trust's investment policies currently state that it invests primarily in securities issued by foreign companies which have total stock market capitalizations or annual revenues of $1 billion or less;

         WHEREAS, Founders Asset Management LLC ("Founders") would like to change this investment policy so that the Trust may invest in securities of foreign companies with market capitalization or annual revenues of up to $1.5 billion (with this range fluctuating depending on changes in the value of the stock market as a whole), it is ;

RESOLVED, that the investment policies of the International Small Cap Trust are revised as follows:

                                 CURRENT POLICY

         Founders pursues [the portfolio's investment objective] by investing primarily in securities issued by foreign companies which have total stock market capitalizations or annual revenues of $1 billion or less ("small company securities").

                                 PROPOSED POLICY

         Founders pursues [the portfolio's investment objective] by investing primarily in securities of foreign small companies. Foreign small companies are defined as: generally, those foreign companies with market capitalization of less than $1.5 billion.

         and it is

         FURTHER RESOLVED, that this change in investment policies is effective upon disclosure in the Trust's prospectus.